Exhibit 99.1

Jamba, Inc. Reports Unaudited Fiscal First Quarter 2008 Company Stores Revenue Increase of 14.5% and Announces Earnings Conference Call for May 27, 2008

Emeryville, CA — (BUSINESS WIRE) — May 1, 2008 — Jamba, Inc. (NASDAQ:JMBA; NASDAQ:JMBAU; NASDAQ:JMBAW) today reported preliminary unaudited revenue, comparable store sales, and store count results for its fiscal first quarter 2008.

Fiscal first quarter 2008 (1Q08), 16-week period ended April 22, 2008, compared to fiscal first quarter 2007 (1Q07), 16-week period ended May 1, 2007:

•	Preliminary unaudited total revenue of $101.6 million, an increase of 13.6% from $89.4 million in 1Q07.

•	Preliminary unaudited company stores revenue of $98.7 million, an increase of 14.5% from $86.2 million in 1Q07.

•	Company-owned comparable store sales(1) of (4.2%), compared to 4.2% in 1Q07.

•

17 new company-owned stores were opened, compared to 17 new company-owned stores in 1Q07. This brings the total number of company-owned stores to 515 and the total number of system-wide stores (company-owned and franchise-operated stores) to 726.

The decrease in comparable store sales was driven by a decrease in traffic, particularly in California. Contributing to the decline in traffic was the tough economic environment which has impacted consumer’s discretionary spending – especially acute in California – as well as difficult weather comparisons in January and March in California. California represents approximately 76% of the revenue in Jamba’s comparable store sales base. Jamba expects the economic environment to continue to be challenging throughout 2008.

Jamba’s priority is to drive sales by introducing innovative, relevant products, which the Company believes will result in a higher frequency of customer visit. Jamba introduced breakfast meals on February 28, 2008 in order to meet the growing demand of the morning daypart, and promoted them with a Free Breakfast Day on April 8. Although we are in the early stages of implementation, these products have been well received by our customers.

Supplemental Detail

	1Q07	1Q08
Revenue
—Company stores	$86.2 million	$98.7 million
—Franchise and other	$3.2 million	$2.9 million
—Total	$89.4 million	$101.6 million
Comparable Store Sales (1)
—Company-owned	4.2%	(4.2%)
—Franchise	2.9%	(1.3%)
—System	3.8%	(3.5%)
New Stores Added
—Company-owned	17	17
—Franchise	9	10
—System	26	27

Store Count
--Company-owned	398	515
--Franchise	220	211
--System	618	726
Company-owned Comparable Store Sales Detail(2)
—California	4.9%	(5.6%)
—Non-California	1.8%	0.6%

Footnotes

(1)

Comparable store sales are calculated using sales of stores open at least thirteen full fiscal periods. Management reviews the increase or decrease in comparable store sales compared with the same period in the prior year to assess business trends and make certain business decisions.

(2)	California company-owned stores represent approximately 76% of the revenue in the comparable store sales base.

1Q08 Earnings Call

Jamba will host a conference call to discuss first quarter 2008 results on May 27, 2008 at 5:00 p.m. ET. A press release with the first quarter financial results will be issued after the market close that same day. The earnings call can be accessed live over the phone by dialing 888-727-7693 or for international callers by dialing 913-312-0666. A simultaneous web cast of the call will be available by visiting www.jamba.com. A replay will be available at 8:00 p.m. ET and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the pin number is 4270392. The replay will be available until June 10, 2008.

About Jamba, Inc.

Jamba, Inc. (NASDAQ:JMBA; NASDAQ:JMBAU; NASDAQ:JMBAW) is a holding company and through its wholly-owned subsidiary, Jamba Juice Company, owns and franchises JAMBA JUICE® stores. JAMBA JUICE is the leading blender of fruit and other naturally healthy ingredients. Founded in 1990, Jamba strives to inspire and simplify healthy living for its customers and employees. As of April 22, 2008, JAMBA JUICE had 726 stores, of which 515 were company-owned and operated. For the nearest location or a complete menu including our new breakfast smoothies with organic granola, please call: 1-866-4R-FRUIT or visit the JAMBA JUICE website at www.jamba.com. Look for Jamba’s ready-to-drink Jamba® bottled Smoothies and Juicies in grocery stores starting this month.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that are not historical facts. Forward looking statements in this release include our ability grow revenue and the challenging economic environment. Such forward-looking statements, based upon the current beliefs and expectations of Jamba, Inc.’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Jamba, Inc. is engaged; demand for the products and services that Jamba, Inc. provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company does not assume any obligation to update the information contained in this press release.

Contact

Investor Relations Contact:

Don Duffy/Brian Prenoveau

203-682-8200

Media Contact:

Alecia Pulman

203-682-8200